Special Meeting of Shareholders:

A Special Meeting of Shareholders of the Trust was held on December 18, 2009 (the Meeting for the Large Cap Growth Fund was adjourned until January 8, 2010, at which time it was reconvened) for purpose of voting on the following:

*	The Election of eleven Trustees of the Trust

The voting results for the Election of eleven Trustees was as follows:

                          Affirmative     Against       Abstain
Mr. David Brooks Adcock  2,221,194,797       -        56,232,712
Mr. Nigel D.T. Andrews   2,246,637,963       -        30,789,545
Ms. Teresa C. Barger       224,900,686       -        28,426,822
Ms. E. Lee Beard         2,224,799,127       -        52,628,381
Mr. David C. Brown       2,245,350,484       -        32,077,025
Ms. Lyn Hutton           2,247,336,902       -        30,090,606
Mr. John L. Kelly        2,248,574,785       -        28,951,723
Mr. David L. Meyer       2,246,055,515       -        31,371,994
Ms. Karen F. Shepherd    2,222,531,272       -        54,896,237
Mr. Robert L. Wagner     2,244,576,601       -        32,850,907
Mr. Leigh A. Wilson      2,246,235,674       -        31,191,834